CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated March 2, 2015 on the financial statements and financial highlights of The Biondo Growth Fund and The Biondo Focus Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust. Such financial statements and financial highlights appear in the December 31, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 20, 2015